Exhibit 99.1

Medovex Corp. Announces Closing of Over-Allotment Option

Atlanta, GA—(Marketwired - Jan 16, 2015 -- Medovex Corp. (Nasdaq:MDVXU),  a developer of medical technology products including the DenerveX device, announced it has issued today an additional 208,695 of the Company’s units, pursuant to the exercise in full of the underwriters’ over-allotment option granted by the Company in connection with its initial public offering completed in December. Each unit consists of one share of common stock and one Series A Warrant at a price to the public of $5.75 per unit. The Company's units began trading on The NASDAQ Capital Market on December 19, 2014 under the ticker symbol "MDVXU". The units are expected to begin trading as separate common stock (MDVX) and warrants (MDVXW) on February 2, 2015. The gross proceeds from the initial public offering, including the over-allotment option, total $9,200,000.

Laidlaw & Company (UK) Ltd. acted as sole book-running manager.

About Medovex:

Medovex was formed to acquire and develop a diversified portfolio of potentially ground breaking medical technology products. Criteria for selection include those products with potential for significant improvement in the quality of patient care combined with cost effectiveness. The Company’s first pipeline product, the DenerveX device, is intended to provide long lasting relief from pain associated with facet joint syndrome at significantly less cost than currently available options. To learn more about Medovex Corp., visit www.medovex.com

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Medovex Corp
Jason Assad, Investor Relations
3279 Hardee Ave
Atlanta GA 30341
844-633-6839